Exhibit 10.8

July 22, 2014

Fred Colen

Re:	Agreement regarding Compensation

Dear Mr. Colen:

This letter agreement sets forth the agreement between you and BeneChill, Inc. (the “Company”) regarding the changes to your compensation related to the Company’s plans to pursue an initial public offering. The changes to your compensation are as follows:

1.	Your maximum 2014 incentive bonus will be equal to 60% of your base salary, and your bonus objectives and percentage weighting for each objective, are set forth in Exhibit A to this letter and replace the bonus objectives previously approved by the Board of Directors on March 5, 2014. The Board of Directors will determine whether you have achieved your 2014 bonus objectives. For purposes of this letter, including the bonus objectives, a “Successful IPO” means the completion by the Company of an initial public offering of its Common Stock, and the listing of the Company’s Common Stock on NASDAQ.

2.	Promptly following the Company’s receipt of Board and stockholder approval to increase the number of shares of the Company’s Common Stock authorized for issuance under the Company’s 2013 Stock Incentive Plan (the “Plan”), the Company will grant you (a) an option under the Plan to purchase 1,500,000 shares of Common Stock (the “New Options”), and (b) 600,000 restricted Common Stock shares under the Plan (the “Restricted Stock”). The New Options will terminate if the Company does not complete a Successful IPO by December 31, 2014. If the Company completes a Successful IPO by December 31, 2014, the New Options will vest monthly over the two-year period following the closing of a Successful IPO; provided, however that if the Company completes a Successful IPO by December 31, 2014 and thereafter completes a Change in Control, as defined in the Plan, the New Options will vest in full immediately prior to a the closing of the Change in Control. If the Company completes a Successful IPO by December 31, 2014, all restrictions on the Restricted Stock will lapse on the earlier of: (a) the one-year anniversary of the closing date of a Successful IPO or (b) immediately prior to the closing of a Change in Control. The New Options will be issued pursuant to an option agreement, with an exercise price equal to $.57 per share, which is the fair market value of the Common Stock as of December 31, 2013, as determined by the appraisal of the Common Stock prepared by Chartwell Capital Solutions.

3.	The purchase price, in the aggregate amount of $36,963, of the convertible promissory notes being purchased by you under the Note Purchase Agreement, June 10, 2014, will be deemed paid-in-full and the Company will issue you convertible promissory notes in the amounts set forth opposite your name on the “Initial Closing” and “Additional Closing” tables set forth on the Schedule of Purchasers to the Note Purchase Agreement as if you had paid such amounts in cash to the Company (the “Bridge Notes”). Following the Company’s issuance of the Bridge Notes, the Company will pay federal and state withholding and employment related taxes due with respect to the issuance of the Bridge Notes; provided, however, that you will be responsible for any additional tax liability that results from the Company’s payment of such withholding tax.

4.	If the Company completes a Successful IPO by December 31, 2014, your right to receive cash payments from the proceeds a Liquidation Event under the letter agreement, dated February 6, 2013, between you and the Company or any Management Carve-Out Plan referred to therein or in the Company’s Certificate of Incorporation will automatically terminate.

The above terms are conditioned upon your continued employment with the Company as its chief executive officer. Except as set forth above, the terms of the Employment Agreement dated November 21, 2011 between you and the Company, as amended, shall remain in full force and effect.

[Signature page follows]

Please acknowledge your agreement and understanding of the above by signing in the space provided below.

Sincerely,

BENECHILL, INC.

By:	/s/ Michael Berman
Name:	Michael Berman
Its:	Director

Acknowledged and agreed this      day of July, 2014:

/s/ Fred Colen
Fred Colen

FRED COLEN

2014 BONUS OBJECTIVES

Bonus Objective	Percentage

Company financial performance per 2014 P&L plan, including Revenue, COGS, & Expenses; measured on bottom line financial performance	10%

Fundraising, beyond loan agreement from current investors, prior to year-end 2014	15%

Sales performance per 2014 plan	10%

Manufacturing and quality performance, against metrics	5%

Timely & proper execution of all Clinical studies per study plans and Malignant Hyperthermia HDE FDA submission by year-end 2014	10%

Successfully manage cash of the Company, so that the Company will need no further cash from inside investors prior to the IPO beyond the $2 million bridge loan	25%

Complete Successful IPO by December 31, 2014	25%